Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

January 14, 2019

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, TN 37067

Re:	Tivity Health, Inc. – Registration Statement on Form S-4, as amended

Ladies and Gentlemen:

We have acted as counsel to Tivity Health, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,459,956 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of December 9, 2018 (the “Merger Agreement”), by and among the Company, Sweet Acquisition, Inc., a Delaware corporation, and Nutrisystem, Inc., a Delaware corporation. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2019 (Registration No. 333-229156) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In connection with the opinion expressed herein, we have examined and relied upon such documents, certificates, and records as we have deemed in our judgment relevant or necessary for purposes of such opinion. In all such examinations, we have assumed the genuineness of signatures on original documents, the legal capacity of all natural persons, the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinions may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Bass, Berry & Sims PLC